As filed with the Securities and Exchange Commission on November 10, 2004

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

________________

ILX Resorts Incorporated

(Exact name of registrant as specified in its charter)

Arizona	86-0564171
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

ILX Resorts Incorporated

2111 East Highland Avenue, Suite 210

Phoenix, Arizona 85016

(602) 957-2777

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Joseph P. Martori

Chairman of the Board and

Chief Executive Officer

ILX Resorts Incorporated

2111 East Highland Avenue, Suite 210

Phoenix, Arizona 85016

(602) 957-2777

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher S. Stachowiak, Esq. Osborn Maledon, P.A. 2929 North Central Avenue, 21st Floor Phoenix, AZ 85012 (602) 640-9000	James R. Tanenbaum, Esq. Morrison & Foerster LLP 1290 Avenue of the Americas New York, NY 10104 (212) 468-8000

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement, as determined by the selling shareholders.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Proposed Maximum
		Proposed Maximum	Aggregate
Title of Each Class of	Amount to	Offering Price	Offering	Amount of
Securities to be Registered	be Registered	Per Share(1)	Price(1)	Registration Fee
Common Stock, no par value	415,778	$13.475	$5,602,609	$710

(1)

Estimated in accordance with Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee, based on the average of the high and low sales prices of the Registrant's Common Stock on the American Stock Exchange on November 3, 2004.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

NY2-512667

Subject to completion, dated November 10, 2004

PROSPECTUS

415,778 Shares of Common Stock

ILX Resorts Incorporated

This prospectus relates to shares of our common stock that will be sold by the selling security holders named in this prospectus.  On November 9, 2004, the selling security holders agreed to acquire these shares from us in a private placement, with the closing conditioned upon and to occur shortly after the Securities and Exchange Commission informs us of its willingness to declare effective the registration statement of which this prospectus forms a part.  We will not receive any of the proceeds from the sale of those shares.

Our common stock is traded on the American Stock Exchange under the symbol “ILX.”  On November 3, 2004, the last reported sales price for our common stock on the American Stock Exchange was $13.49 per share.

See "Risk Factors" beginning on page 5 of this Prospectus for factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is November __, 2004.

The information in this prospectus is not complete and may be changed.  The shareholders identified in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

NY2-512667

TABLE OF CONTENTS

Page

Our Business

3

Risk Factors

5

Where You Can Find More Information

16

Disclosure Regarding Forward–Looking Statements

17

Selling Shareholders

18

Plan of Distribution

20

Description of Capital Stock

22

Use of Proceeds

25

Legal Matters

25

Experts

25

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement.  This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

OUR BUSINESS

The Securities and Exchange Commission (the "SEC") allows us to "incorporate by reference" certain  information that we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will update automatically, supplement and/or supersede this information.  Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.  You should read the detailed information regarding our company, our common stock and our financial statements and notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference.  References in this prospectus to "our company," "we," "our," and "us" refer to ILX Resorts Incorporated.

ILX Resorts Incorporated is one of the leading developers, marketers and operators of timeshare resorts in the western United States.  Our principal operations consist of (i) acquiring, developing and operating timeshare resorts, marketed by us as vacation ownership resorts, (ii) marketing and selling vacation ownership interests in the timeshare resorts, which typically have entitled the buyers thereof to ownership of a fully-furnished unit for a one-week period on either an annual or an alternate year (i.e., biennial) basis, and (iii) providing purchase money financing to buyers at its resorts.  In addition, we receive revenues from the rental of our unused or unsold inventory of units at our vacation ownership resorts, and from the sale of food, beverages and other services at such resorts. Our current portfolio of resorts consists of seven resorts in Arizona, one in Indiana, one in Colorado, one in San Carlos, Mexico, and land adjacent to an existing resort in northern Arizona to which we hold development rights.  We also hold vacation ownership interests at resorts owned by unaffiliated third parties, including the Carriage House in Las Vegas, Nevada and the Scottsdale Camelback Resort in Scottsdale, Arizona.  We have annexed or intend to annex a number of vacation ownership interests in certain of our resorts and third party resorts into our affiliated Premiere Vacation Club, which offers deeded membership interests that provide rights to accommodations at these resorts.

Our primary operating strategy focuses on marketing vacation ownership interests in high-quality vacation ownership resorts situated in settings of natural beauty or other special locations and within convenient and inexpensive traveling distance from major population centers, and pursuing the expansion of our proprietary branded Varsity Clubs concept, which is primarily intended to offer residents in major population centers a "city club" experience with day-use privileges regularly available.  We presently have two Varsity Clubs, VCA–South Bend, located near the University of Notre Dame and VCA–Tucson, located near the University of Arizona in Tucson, Arizona.  We intend to develop Varsity Club properties at attractive locations for visiting tourists who may rent accommodations or purchase vacation ownership interests from us.

In July 2001, we acquired a 50 year leasehold interest in a 44-acre parcel located proximate to the Las Vegas Airport, UNLV and the "Strip" in Las Vegas, Nevada.  In October 2003, we executed an operating agreement with ACV International, L.L.C and Axon Capital. ACV is a Las Vegas based real estate, hotel, casino and entertainment developer.  With ACV, we intend to develop the property, known as Premiere Park, into a mixed use development, including office space, cultural and entertainment venues, restaurants, retail and other ancillary uses.  The parcel presently includes a 25,000 square foot building which contains an office operated by us, club facilities for the UNLV golf team, offices leased to a third party and remaining space available for lease.

We were founded and incorporated in Arizona in 1986 and commenced implementation of our current operating and growth strategies in the fourth quarter of 1991.  The Company’s total revenues increased from $6.1 million in 1991 to $65.4 million in 2003.  During this period, the Company’s growth was fueled principally by the acquisition, development, redevelopment and expansion of resorts and the marketing, sale and financing of time shares in resorts.

Our principal executive offices are located at 2111 East Highland Avenue, Suite 210, Phoenix, AZ  85016, tel: (602) 957-2777.   Our website address is www.ilxresorts.com.  The information contained in our website is not a part of this prospectus.

Recent Developments

On June 29, 2004, we acquired vacation ownership interests, and land on which we intend to develop additional vacation ownership interests, at the Rancho Manana Resort in Cave Creek, Arizona.

On October 14, 2004, we filed a current report on Form 8-K that attached a press release announcing a cash dividend for the calendar year 2005 of $0.44 per share, which dividend represented a 4.8% increase over the dividend for 2004.

On October 22, 2004, we filed a current report on Form 8-K that attached a press release announcing our earnings for the third quarter ended September 30, 2004.

On November 10, 2004, we filed a current report on Form 8-K that announced that we entered into definitive purchase agreements to sell 415,778 shares of common stock to the selling shareholders named in this prospectus, and also disclosed the following items:

•

During the three months ended September 30, 2004, we issued 36,819 shares of unregistered common stock valued at $290,918.  Our ESOP purchased 32,000 shares valued at $249,600, employees were issued 2,875 shares valued at $25,766 and 1,944 shares valued at $15,552 were issued to a professional service provider.  For the three months ended September 30, 2004, we also recorded the exchange of 11,154 shares of Series C Convertible Preferred Stock for 3,718 shares of unregistered common stock.

•

For the three months ended September 30, 2004, we paid cash dividends of $164,226 and issued 26,370 shares of common stock valued at $244,640 to shareholders under our dividend reinvestment plan ("DRIP"), including 10,693 shares, valued at $99,180, issued on shares held by lenders as collateral.  At September 30, 2004, $315,644 was accrued for the third quarter 2004 dividend, which was paid October 12, 2004.

•

From October 1, 2004 to the date of this Prospectus, we issued 4,764 shares of unregistered common stock valued at $37,632.  Employees were issued 3,000 shares valued at $23,520, and 1,764 shares valued at $14,112 were issued to a professional service provider.  For the time period from October 1, 2004 to the date of this Prospectus, we recorded the exchange of 16,984 Series C Convertible shares for 5,661 shares of unregistered common stock.

•

From October 1, 2004 to the date of this Prospectus, we paid cash dividends of $181,192 and issued 23,903 shares of common stock valued at $234,754 to shareholders under our DRIP, including 10,214 shares valued at $100,302 issued on shares held by lenders as collateral.

RISK FACTORS

Investment in our shares involves a degree of risk.  You should consider the following discussion of risks as well as other information in this prospectus and the incorporated documents before purchasing any shares.  Each of these risk factors could adversely affect our business, operating results, prospects and financial condition, as well as adversely affect the value of an investment in our common stock. You  should understand that it is not possible to predict or identify all risk factors and that this list should not be considered a complete statement of all potential risks and uncertainties

We face a variety of risks related to the rapid growth of our business.

We may not successfully execute our growth strategy

A principal component of our growth strategy is to acquire additional improved and unimproved real estate for the construction and development of new convenient access resorts and Varsity Clubs, which are urban vacation ownership properties strategically situated in tourist destinations that are accessible to major population centers near prominent colleges and universities. We also plan to develop a 44-acre parcel in Las Vegas, Nevada, known as "Premiere Park," as a tourist venue. Our ability to execute our growth strategy will depend upon a number of factors, including the following:

•

 the availability of attractive resort development opportunities;

•

 our ability to acquire properties for such development opportunities on economically feasible terms;

•

 our ability to market and sell vacation ownership interests at newly developed or acquired resorts; and

•

 our ability to manage newly developed or acquired resorts in a manner that results in customer satisfaction.

In particular, the success of our Premiere Vacation Club will depend upon our ability to continue to acquire and develop a sufficient number of participating resorts to make membership interests attractive to consumers. In addition, the success of our Varsity Clubs concept will be enhanced by our ability to successfully negotiate with universities proximate to our Varsity Clubs for access to the alumni, parents, and other persons affiliated with such universities. We cannot provide assurance that we will be successful with respect to any or all of these factors.

We may not be able to finance our growth.

We intend to selectively acquire and develop new vacation ownership resorts and to continue to expand our existing resorts. Acquiring and developing new resorts and developing Premiere Park will place substantial demands on our liquidity and capital resources, as well as on our personnel and administrative capabilities. Risks associated with our development and construction activities include, but are not limited to, the following:

•

 construction costs or delays may exceed original estimates, which could make the development or expansion uneconomical or unprofitable;

•

 sales of vacation ownership interests or other revenue from newly completed facilities may not be sufficient to make the resort or development profitable;

•

 financing may not be available on terms favorable for development of a project; and

•

 financing may not be available on terms favorable for the continued sales of vacation ownership interests in a particular project.

We project that currently planned development and expansion at our resorts and Premiere Park may cost in excess of $20.0 million. Although we have secured adequate financing for the projects currently under development, we cannot provide assurance that adequate additional financing for future development projects will be available on terms and conditions favorable to our company. Our ability to obtain needed financing and to repay any indebtedness at maturity may depend on refinancing or future sales of debt or equity, which may not be available on terms favorable to our company. Factors that could affect our access to the capital markets, or the cost of such capital, include the following

•

 changes in interest rates,

•

 general economic conditions,

•

 the threat of war or terrorist activities,

•

 the perception in the capital markets of the vacation ownership industry, our business, and our business prospects,

•

 our results of operations, and

•

 the amount of debt we have outstanding and our financial condition.

We face risks associated with our ability to acquire properties that are suitable for development.

Our ability to execute our growth strategy will depend to a significant degree on the existence of attractive project acquisition opportunities. Currently, there are numerous potential buyers for these properties. Many of these potential buyers have a stronger capital structure and greater resources with which to acquire attractive resort opportunities than we have. We cannot provide assurance that we will be able to compete successfully against such buyers. A variety of comprehensive federal, state, and local laws regulate our development and construction activities, as well as our ownership, sales, and management of real estate. These laws relate to many issues that directly or indirectly affect our business, including the following:

•

 marketing and sales,

•

 building design and construction,

•

 zoning, land use, and development,

•

 water supplies,

•

 environmental and health concerns, and

•

 protection of endangered species.

Any difficulties in or delays in obtaining, or our inability to obtain, the requisite licenses, permits, allocations, authorizations, and other entitlements pursuant to such laws could adversely impact our ability to develop and operate our projects. The enactment of "slow growth" or "no- growth" initiatives or changes in labor or other laws in any area where our projects are located also could delay, affect the cost or feasibility of, or preclude entirely the development or expansion of our resorts.

We may face a variety of risks when we expand our resorts.

Our growth strategy includes the expansion of a number of units at our resorts, when appropriate. Risks associated with such expansion include, but are not limited to, the following:

•

 construction costs may exceed original estimates, which could make the expansion uneconomical;

•

 we may not complete construction or conversion as scheduled, which could result in delayed recognition of revenue and increased interest expense;

•

 we may be delayed in obtaining, or we may not be able to obtain, applicable governmental permits and authorizations;

•

 we may not be able to obtain necessary financing on favorable terms and;

•

 market demand may not be sufficient to make such expansion profitable.

Accordingly, we cannot provide assurance that we will complete all of our planned expansion of our resorts or, if completed, that such expansion will be profitable.

We may face additional risks as we expand into new markets.

Our growth strategy consists of acquiring and developing additional convenient access resorts and Varsity Clubs in the western United States and Mexico, including markets in which we currently do not have an ILX resort or conduct any sales or marketing activities. Our prior success in the geographic locations in which we currently operate does not ensure our continued success as we acquire, develop or operate future resorts or Varsity Clubs, nor does it ensure our success in developing Premiere Park. Accordingly, in connection with expansion into new markets, we may be exposed to a number of risks, including, but not limited to, the following:

•

 our lack of familiarity and understanding of local consumer preferences;

•

 our inability to attract, hire, train, and retain additional sales, marketing, and resort staff at competitive costs;

•

 our inability to obtain, or to obtain in a timely manner, necessary permits and approvals from state and local government agencies and qualified construction services at acceptable costs;

•

 our inability to capitalize on new marketing relationships and development agreements; and

•

 the uncertainty involved in, and additional costs associated with, marketing vacation ownership interests prior to completion of marketed units.

Our practice of financing customer borrowings exposes us to liquidity risks.

We typically finance approximately 80% of our overall sales of vacation ownership interests. Although we conduct credit pre-approval due diligence with respect to each financed sale, there are significant risks associated with such transactions, including those set forth below.

We could incur substantial losses if purchasers of vacation ownership interests default on their obligations to pay the balance of the purchase price.

 We require purchasers to make a down payment of at least 10% of the aggregate purchase price of the vacation ownership interest and to deliver a promissory note to us for the balance. Although we conduct credit pre-approval due diligence with respect to each purchaser, we bear the risk of default associated with customer notes that we retain and those that we sell with recourse to our company. If a buyer of a vacation ownership interest defaults, we generally will pursue collection remedies to the extent legally permitted. Although in many cases we may have recourse against a buyer for the unpaid purchase price, certain states, including Arizona and Indiana, have laws that limit our ability to recover personal judgments against customers who have defaulted on their loans. If we are unable to collect the defaulted amount or to obtain a voluntary quitclaim to the mortgaged interest, we likely will foreclose on and then remarket the recovered vacation ownership interest. Irrespective of our remedy in the event of a default, we cannot recover the marketing, selling, and administrative costs associated with the original sale and we must incur such costs again to resell the vacation ownership interest. In addition, the costs associated with exercising collection and foreclosure remedies can be high relative to the value of the underlying asset. We generally do not carry private mortgage insurance or its equivalent to cover defaults on customer notes.

We sell or hypothecate (that is, borrow against) the majority of our customer notes. When we sell customer notes, the purchasers generally have recourse to our company. As a result, we may be required to repurchase or replace any such customer note that becomes delinquent. We take these contingent obligations into account in establishing our allowance for uncollectible notes. We cannot provide assurance that such allowances will be adequate to offset actual defaults under customer notes, including notes that we have sold with recourse to our company. Our financial condition and results of operations could be materially adversely affected if our allowances are inadequate to cover actual defaults.

Our borrowing base and/or our ability to sell customer notes may be adversely affected by the nature and quality of the customer notes.

We typically finance our working capital needs either by selling or by hypothecating customer notes that meet certain criteria established by third-party lenders. As of June 30, 2004, we had agreements with one lender to borrow up to $30.0 million against conforming retained customer notes, of which approximately $10.6 million remained available for borrowing. In addition, as of June 30, 2004, we had an agreement with one lender under which we can sell up to $30.0 million of conforming customer notes, of which approximately $12.9 million remained available.

Once hypothecated or sold, our customers make payments on their notes directly to the lender's collection center or agent. All of a customer's payments on hypothecated notes are applied to our loan balance, both principal and interest. Historically, our borrowings and sales of notes have not approached the maximum amount available under our existing credit facilities. We cannot provide assurance, however, that our future working capital needs will not exceed amounts available under our credit facilities. To the extent that we generate additional customer notes through our sales efforts, we may pledge or sell the applicable customer notes, subject to applicable restrictions.

We generally experience negative cash flow upon the sale of financed vacation ownership interests.

On financed sales, we ordinarily receive only 10% of the purchase price on the sale of a vacation ownership interest, but we must pay in full the costs associated with the development, marketing, and sale of the vacation ownership interest. These costs generally exceed the downpayment we receive at the time of sale. Maximum borrowings and sales of notes available under our existing credit facilities may not be sufficient to cover these costs, which could limit our available capital resources, liquidity, and capacity to grow. Our existing credit facilities expire at various dates from 2004 through 2005. We presently do not have binding agreements to extend the terms of our existing credit facilities or for any replacement financing upon the expiration of our existing credit facilities. Moreover, we cannot provide assurance that we will be able to arrange alternative or additional credit facilities on terms that are satisfactory to our company in the future. Accordingly, future sales of vacation ownership interests may be limited by the availability of funds to finance the initial negative cash flow that often results from sales that we finance. Although we currently are selling customer notes at a premium, to the extent that we finance our negative cash flow by selling customer notes to lenders in the future we may be able to sell such notes only at a discount from the face value of such notes. In addition, we cannot provide assurance that we will be able to negotiate the sale of such customer notes at favorable rates, or at all.

Fluctuations in interest rates and interest rate mismatches could adversely impact our results of operations, liquidity, and financial position.

We currently derive a portion of income from the spread between the interest rates we charge our customers and the interest rates at which we borrow against customer notes or at which we sell customer notes. We cannot provide assurance, however, that the present interest rate spread will continue in the future. We may not be able to maintain these spreads as a result of decreases in the rates we are able to charge customers or increases in the prime lending rate, or upon the expiration of our current credit facilities and our inability to replace such facilities at existing terms. In addition, our indebtedness bears interest at variable rates while the retained customer notes bear interest at fixed rates. As a result, increases in interest rates could cause our interest expense to exceed our interest income on our portfolio of retained customer notes. Moreover, we currently do not engage in interest rate hedging transactions. Therefore, any increase in interest rates, particularly if sustained, could have a material adverse effect on our results of operations, liquidity, and financial position. Further, to the extent interest rates generally decrease on third-party financing available to our customers, we face an increased risk that customers will pre-pay their customer notes and reduce our income, if any, from financing activities. In addition, if a customer prepays a note that we have sold, we may be required to repay the unearned interest premium, if any, on the note.

The mismatch between customer notes and our credit facilities could create significant liquidity risks.

Customer notes typically have a seven-year term, while our related revolving credit facilities mature or expire on different dates over the next six years. Accordingly, a mismatch exists between our anticipated cash receipts and cash disbursements. Although we historically have been able to secure financing sufficient to fund our operations, we currently do not have agreements with our lenders to extend the respective terms of our existing credit facilities or to replace such credit facilities upon their expiration. Our failure to obtain such refinancing or replacement credit facilities could require us to sell our portfolio of retained customer notes, potentially at a discount, or to seek other alternatives to enable us to continue in business. While we have been successful in obtaining financing to date, we cannot provide assurance that we will be able to do so in the future. The failure to do so in the future could have a material adverse effect on our results of operations and liquidity.

We face stiff competition in the vacation ownership industry.

The vacation ownership industry consists of a large number of local and regional resort developers and operators. In addition, we face competition from some of the world's most recognized national and international lodging, hospitality, and entertainment companies, such as Marriott Ownership Resorts, The Walt Disney Company, Hilton Hotels Corporation, Hyatt Corporation, Four Seasons Hotels & Resorts and Cendant Corporation.  Many of these companies have much greater access to capital and other resources than we do. As a result, we may be at a competitive disadvantage with our competitors for access to marketing, personnel, and other resources that we require to compete successfully. In addition, competition from other vacation ownership resort developers and operators may limit our ability to acquire additional resorts and to obtain access to affinity groups. Our business and results of operations may be materially adversely affected if we are unable to compete successfully against such companies.

In addition to the competitors named above, our resorts and sales offices may face direct competition from smaller, local vacation ownership companies with resorts or sales offices within the vicinity of our resorts, as well as from resales of vacation ownership interests. We also are subject to competition from other entities engaged in the commercial lodging business, including condominiums, hotels and motels, and others engaged in the leisure business who compete with us by offering easy access, including online through proprietary web sites and internet travel intermediaries, to competitive nightly rates on luxury resort accommodations in desirable locations, which could reduce demand for our vacation ownership interests. We anticipate that we will continue to face substantial competition in all aspects of our operations from organizations that are more experienced in the leisure industry and that have greater access to financial, marketing, and other resources. As a result, these competitors may have greater negotiating leverage to acquire properties or other resources required to compete or may be able to take advantage of greater gross sales and thereby reduce the retail price of their vacation ownership interests. Our profit margins and operating results could be adversely affected if we find it necessary to reduce our prices in order to remain competitive. A reduction in our profit margins as a result of competitive pressures, or an increase in our costs relative to such competitors' costs, could have a material adverse effect on our results of operations, liquidity, and financial position.

Our success will depend upon our key management employees.

We rely upon certain key management employees. The loss of any key employee could materially and adversely affect our business. We cannot provide assurance that we will be able to retain key members of our current management team or that we will be able to attract experienced personnel in the future. Our success also will depend upon our ability to attract and maintain qualified property acquisition, development, marketing, management, administrative, and sales personnel. Our ability to attract, train, and retain such personnel will become particularly important as we grow and develop additional resorts, and we cannot provide assurance that we will be successful in attracting or retaining such personnel. Our business and results of operations could be materially adversely affected if we are not able to attract and retain such key personnel.

Our business could be adversely affected by our geographic concentration within the western United States, particularly Arizona.

As of the date of this prospectus, a majority of our customers and resort accommodations are located in Arizona. As a result, our financial condition and results of operations may be materially adversely affected by local Arizona economic downturns, changing demographics or regulatory changes. Further, our growth strategy includes expansion of sales centers and vacation ownership interests in the western United States and Mexico. Although expansion into markets other than Arizona may reduce our susceptibility to downturns in the Arizona market, we cannot provide assurance that we will be able to successfully apply our current operating strategy to new markets beyond Arizona. In addition, because we intend to execute our growth strategy primarily in the western United States, we will continue to be particularly susceptible to adverse changes in economic circumstances, demographic trends or regulatory changes affecting the western United States in general and, in particular, the local markets that we enter. We cannot provide assurance that we will be able to offset or minimize the adverse effects of such circumstances upon our business, financial condition or results of operations.

Our ability to successfully market our properties will depend upon continued availability of viable exchange networks.

Our ability to successfully market and sell vacation ownership interests will depend in part upon the availability of "exchange networks," which allow owners of our vacation ownership interests to "trade" the time they have purchased for time at another participating vacation ownership resort. All vacation ownership interests that we currently offer are qualified for inclusion in one or more exchange networks. We cannot provide assurances, however, that we will be able to continue to qualify additional properties or that such exchange networks will continue to be available for our existing portfolio of vacation ownership interests. If such networks cease to function effectively or if we are unable to respond to consumer demand for greater choices of desirable locations, we will be at a competitive disadvantage with respect to competitors that can offer such choices. As a result of such disadvantages, we may be unable to sell a sufficient number of vacation ownership interests or we may be unable to make sales at prices that will enable us to remain profitable. Our results of operations could be materially adversely affected as a result of such risks.

Our company faces significant risks associated with leverage.

We anticipate that we will finance our future business activities, in whole or in part, with indebtedness that we obtain pursuant to additional borrowings under our existing credit facilities or under credit facilities that we will obtain in the future. The definitive agreements with respect to these credit facilities do and could contain restrictive covenants that limit our ability to, among other things, make capital expenditures, incur additional indebtedness, and dispose of assets or that require us to maintain certain financial ratios. The indebtedness incurred under these credit facilities may be secured by mortgages on all or a portion of our resorts, customer notes, and other assets. If we default under one or more of these credit facilities, our lenders could foreclose on the vacation ownership properties secured by a mortgage or deed of trust or take possession of other assets pledged as collateral. In addition, future credit facilities may not provide for the lender to release liens on our vacation ownership interests when we sell such interests. Such restrictions could impair the marketability of our vacation ownership interests.

The extent of our leverage and the terms of our indebtedness, such as requirements that we maintain certain debt-to-equity ratios, also could impair our ability to obtain additional financing in the future, to make acquisitions, or to take advantage of significant business opportunities that may arise. Furthermore, our indebtedness and related debt service obligations may increase our vulnerability to adverse general economic and vacation ownership industry conditions and to increased competitive pressures. We cannot provide assurance that we will not require additional indebtedness in the foreseeable future to execute our growth strategy.

Extensive federal, state, and local laws and regulations affect the way we conduct our business.

The federal government and the states and local jurisdictions in which we conduct business have enacted extensive regulations that affect the manner in which we market and sell vacation ownership interests and conduct our other business operations.  Federal legislation to which the Company is or may be subject includes the Federal Trade Commission Act, the Fair Housing Act, the Truth-in-Lending Act, the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Interstate Land Sales Full Disclosure Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act and the Civil Rights Acts of 1964, 1968 and 1991.  In addition, many states, including Arizona, have adopted specific laws and regulations regarding the sale of vacation ownership interests. These laws and regulations require us, among other things, to obtain and file numerous documents and supporting information with the responsible state agency, to obtain the agency's approval for an offering statement that describes all material aspects of the sale of vacation ownership interests, and to deliver an offering statement or public report, together with certain additional information concerning the terms of the purchase, to all prospective purchasers of a vacation ownership interest. Laws in each state where we currently sell vacation ownership interests generally grant the purchaser of a vacation ownership interest the right to cancel a contract of purchase at any time within three to seven calendar days following the date the purchaser signs the contract. Most states also have other laws that regulate our activities and protect purchasers, such as the following:

•

 real estate licensure laws,

•

 travel sales licensure laws,

•

 anti-fraud laws,

•

 consumer protection laws,

•

 telemarketing laws, and

•

 prize, gift, and sweepstakes laws.

We currently are authorized to market and sell interests in all states in which our resorts are located and all states in which we market and sell vacation ownership interests. We may apply for the right to conduct sales operations in additional states throughout the United States. We cannot provide assurance, however, that any state will grant, or continue to grant, our company the right to sell our vacation ownership interests in such states or that, if such right to conduct sales operations is granted, it will be granted on terms and conditions acceptable to us. Further, if agents or employees of our company violate such regulations or licensing requirements, such acts or omissions could cause the states where the violations occurred to revoke or refuse to renew the licenses required to permit us to sell vacation ownership interests in such states.

We believe we are in material compliance with applicable federal, state, and local laws and regulations relating to the sale and marketing of vacation ownership interests to which we currently are subject. From time to time, however, consumers file complaints against our company in the ordinary course of our business. We could incur significant costs to resolve such complaints or to qualify under applicable regulations in all jurisdictions in which we desire to conduct sales. We cannot provide assurance, however, that we will remain in material compliance with applicable federal, state and local laws and regulations, or that violations of applicable laws will not have adverse implications for our company, including, without limitation, negative public relations, potential litigation, and regulatory sanctions. The expense, negative publicity, and potential sanctions associated with our failure to comply with applicable laws or regulations could have a material adverse effect on our results of operations, liquidity or financial position.  In particular, increased regulations of telemarketing activities could adversely impact the marketing of vacation ownership interests.

Under certain conditions, vacation ownership interests may be considered "securities" under state or federal law, in which case we would be subject to the time-consuming and expensive requirements to register such interests, license our salespeople, and comply with other regulations.  Although our vacation ownership interests are not considered to be securities in any jurisdiction in which we operate as of the date of this prospectus, we cannot guarantee that we can structure vacation ownership interests so as to avoid regulation as "securities" under applicable federal or state laws that may be adopted in the future or in any jurisdiction in which we may operate in the future. If our vacation ownership interests are deemed to be securities, we cannot provide assurance that we will be able to comply with the applicable state and federal securities requirements or that the liabilities or contingencies that result from such compliance will be immaterial. As a result, such compliance may impact our ability to conduct our business and may undermine the value of our common stock.

We may be subject to litigation which could cause us to incur significant expenses.

Responding to litigation claims could be costly and time consuming, and divert management's attention from other business issues.  In September 2003, we received pleadings indicating that a lawsuit against us and our Sedona Vacation Club and Premiere Vacation Club businesses was filed by two individuals claiming damages for deceptive and abusive practices on behalf of a purported class of purchasers of vacation ownership interests.  We received amended complaints in May and June 2004. In both instances, named plaintiffs were added and deleted.  The amended complaints are considerably more narrow in scope than the initial complaint.  The suit alleges claims for breach of the Arizona Consumer Fraud Act, the Arizona Real Estate Timeshare Act, breach of contract and unjust enrichment.  Plaintiffs seek to have their claims certified for class action treatment.  After consulting with counsel, we believe that the allegations are without merit and are vigorously defending plaintiffs’ claims.  We have responded to the complaint, asserted counterclaims and filed certain motions in May 2004 and filed a disclosure statement in July 2004.  Discovery and motion practice have recently commenced.

Excessive claims for construction-related defects could adversely affect our financial condition and operating results.

While we engage third-party contractors to construct or renovate our resorts, our customers may assert construction claims against our company for construction defects. In addition, certain state and local laws may impose liability on property developers with respect to construction defects discovered or repairs made by future owners of such property. An excessive number of claims for construction-related defects could adversely affect our liquidity, financial condition, and operating results

Environmental liabilities could have a material adverse impact on our business.

Under various federal, state and local laws, ordinances and regulations, as well as common law, we may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on, in, or emanating from property that we own, lease, or operate, as well as related costs of investigation and property damage at such property. Such laws often impose liability without regard to whether we knew of, or were responsible for, the presence of hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect our ability to sell or lease our property or to borrow money using such real property as collateral. Noncompliance with environmental, health or safety requirements may require us to cease or alter operations at one or more of our properties. Further, we may be subject to common law claims by third parties based on damages and costs resulting from violations of environmental regulations or from contamination associated with one or more of our properties.

Although we typically conduct significant due diligence prior to acquiring real property, we may not obtain Phase I environmental reports with respect to each of our properties if management believes that the risk of potential environmental liability does not warrant the performance of Phase I assessments due to the remote location of such property or any other reason. If we fail to obtain such reports, we may acquire or develop property and later discover that we cannot operate the property as planned, or we may assume environmental or other liabilities that we could have avoided if we had the information typically revealed in a Phase I report. To date, we have obtained environmental reports with respect to three of our resorts. Even when we perform due diligence investigations, we cannot provide assurance that our due diligence efforts or Phase I reports, when available, will reveal all environmental liabilities or that we will identify every material environmental condition.

Certain environmental laws impose liability on a previous owner of property to the extent hazardous or toxic substances were present during the prior ownership period. A transfer of the property may not relieve an owner of such liability. Thus, we may have liability with respect to properties that we or our predecessors sold in the past.

Acceleration of deferred taxes and net operating loss carryforward limitations could adversely affect our financial condition and liquidity

While we report sales of vacation ownership interests as income for financial reporting purposes upon closing a sale, federal income tax regulations allow us to report a portion of financed sales on the installment method, if we so elect. When we elect the installment method, we recognize income on the sale of a vacation ownership interest (a) when we receive cash in the form of a down payment, and (b) incrementally as we receive payments on retained customer notes or when we factor the customer note. As of December 31, 2003, we had deferred taxes (i.e., taxes owed to taxing authorities in the future as a consequence of income previously reported in our financial statements) in the amount of $8.3 million as a result of this method of reporting sales of vacation ownership interests. If we should factor the customer notes, if a lender forecloses on the retained customer notes, or if we otherwise collect or dispose of the retained customer notes, the deferred gain would be reportable for tax purposes and the deferred taxes, including interest on those taxes, if any, would become due. Moreover, we would owe accrued interest on such deferred taxes that would be payable when the taxes are due in the event the deferred taxes reverse in a year when income taxes are payable by our company, the likelihood of which is not now reasonably ascertainable. We cannot provide assurance that we will have sufficient cash resources to pay those taxes and interest if and when they become payable. Furthermore, if our sales of vacation ownership interests should decrease in the future, our diminished operations may not generate either sufficient tax losses to offset taxable income or funds to pay the deferred tax liability from prior periods. Consequently, our liquidity and financial position could be adversely affected.

At December 31, 2003, our company, excluding our wholly-owned subsidiary, Genesis Investment Group, Inc., had net operating loss, or "NOL," carryforwards of $800,000. These NOL carryforwards expire in 2018 through 2020. At December 31, 2003, Genesis had federal NOL carryforwards of $1.3 million. These NOL carryforwards are limited as to usage because they arise from built-in losses of an acquired company. In addition, such losses can only be utilized through the earnings of Genesis and are limited to a maximum of $189,000 per year. To the extent the entire $189,000 is not utilized in a given year, the difference may be carried forward to future years. Any unused Genesis NOLs will expire in 2008.

In addition, Section 382 of the Internal Revenue Code imposes additional limitations on the utilization of NOLs by a corporation following various types of ownership changes that result in more than a 50% change in ownership of the corporation within a three-year period. Such changes may occur as a result of new common stock issuances by our company or changes occurring as a result of filings with the SEC on Schedules 13D and 13G by holders of more than 5% of our common stock, whether involving the acquisition or disposition of common stock. If such a subsequent change occurs, the limitations of Section 382 would apply and may limit or deny our ability to use the NOLs in the future, which could require us to pay substantial additional federal and state taxes.

The limited resale market for vacation ownership interests could adversely affect our business.

Based on our experience with our resorts and ownership of vacation ownership interests at destination resorts owned by third parties, we believe that resales of vacation ownership interests generally are made at net sales prices below their original customer purchase price. The relatively lower sales price is partly attributable to the high marketing and sales costs associated with initial sales of such vacation ownership interests. Accordingly, the initial purchase of a vacation ownership interest may be less attractive to prospective buyers. Also, buyers who seek to resell their vacation ownership interests may compete with our efforts to sell our vacation ownership interests. While vacation ownership interest resale clearing houses or brokers currently do not have a material impact on our business, if a secondary market for vacation ownership interests were to become more organized and liquid, the availability of resale vacation ownership interests at lower prices could adversely affect our prices and the number of sales we can close. As a result, our business and results of operations may be adversely affected.

Downturns in general economic conditions can significantly impact our financial condition and operating results.

Any adverse change in general economic conditions, significant price increases, or adverse occurrences affecting the travel and tourism industry, such as the impact of war or terrorist activity, cyclical overbuilding in the hotel and vacation ownership industries and the financial condition of the airline industry and the impact on air travel, could have a material adverse effect on our company's business and results of operations. Such conditions or occurrences also may have an adverse effect upon the availability and cost of financing for our company and our customers, which could preclude us from making loans to customers for vacation ownership interest purchases or prevent our customers from paying off outstanding customer notes.

We could incur costs to comply with laws governing accessibility of facilities by disabled persons.

A number of state and federal laws, including the Fair Housing Act and the Americans with Disabilities Act, impose requirements related to access and use by disabled persons of a variety of public accommodations and facilities. Although we believe our resorts are substantially in compliance with laws governing their accessibility by disabled persons, we may incur additional costs to comply with such laws at our existing or subsequently acquired resorts. Additional federal, state, and local legislation with respect to access by disabled persons may impose further burdens or restrictions on our company. We cannot forecast the ultimate cost of compliance with such legislation, but such costs could be substantial and, as a result, could have a material adverse effect on our results of operations, liquidity or capital resources.

We may have losses that are not covered by insurance.

We carry comprehensive liability, business interruption, title, fire and storm insurance with respect to our resorts, with policy specifications, insured limits and deductibles customarily carried for similar properties, which we believe are adequate.  There are, however, certain types of losses (such as losses caused by floods, acts of terrorism, or acts of war) that are not generally insured because they are either uninsurable or not economically insurable.  Should an uninsured loss or a loss in excess of insured limits occur, we could lose our capital invested in a resort, as well as the anticipated future revenues from such resort and would continue to be obligated on any mortgage indebtedness or other obligations related to the property.  Any such loss could have a material adverse effect on our results of operations, liquidity and financial positions.

Increased gasoline prices, an outbreak of war, acts of terrorism, or similar events could negatively impact our business.

Increased gasoline prices, war, or acts of terrorism, or similar events could reduce consumer travel. If consumer travel to our resorts and sales centers declines as a result these or other factors, we could experience lower income due to reduced room rentals and/or fewer opportunities for sales presentations to prospective purchasers of vacation ownership interests.

Our business is subject to seasonality and variability of quarterly results.

We historically have experienced quarterly fluctuations in our gross revenue and net income from operations. Our sales of vacation ownership interests typically have been lower during the first and fourth quarters of each year and we expect this trend to continue in the future. In addition, our earnings may be adversely affected by our ability to acquire or develop new resorts in a timely manner, fluctuations in travel and vacation patterns, and weather or other natural phenomena. As we enter new markets, we may experience additional fluctuations in our quarterly results or an increased impact of seasonality on our business and results of operations.

Certain of our existing shareholders have the ability to exert a significant amount of control over our company.

Under Arizona law, holders of our company's common stock are entitled to cumulative voting rights with respect to the election of our directors. Cumulative voting permits each holder of common stock to cast an aggregate number of votes equal to the number of directorships to be filled, multiplied by the number of shares of common stock as to which the holder is entitled to cast votes. Each holder may cast all of such votes in favor of any individual nominee or may allocate them among multiple nominees as the holder chooses. As a result, a holder of less than a majority of the outstanding common stock may elect one or more directors by casting all of his or her respective votes in favor of a single candidate. We currently have nine directors. Consequently, a holder of approximately 11.1% of our outstanding common stock will be able to independently elect one director.

At February 29, 2004, Joseph P. Martori beneficially owned approximately 37% of our outstanding common stock (and all of our officers and directors as a group beneficially owned approximately 47% of our outstanding common stock). Because of his ability to elect at least three of our directors, if the interests of Mr. Martori as a shareholder differ from the interests of the other shareholders, such other shareholders may be adversely affected. To the extent that Mr. Martori elects to reinvest dividends paid on his shares of common stock and some of our other shareholders do not reinvest their dividends, Mr. Martori's percentage ownership of our outstanding common stock will increase, which could further increase Mr. Martori's control over our company.

At February 29, 2004, our Employee Stock Ownership Plan and Trust (ESOP) held approximately 22% of our outstanding common stock.  Joseph P. Martori, Nancy J. Stone and Joseph P. Martori, II are trustees of the ESOP, although the employee beneficiaries of the ESOP have the ability to vote the number of shares in the ESOP that have been allocated to their respective accounts.  Our ESOP may acquire newly issued shares of common stock from us or already issued shares on the open market.  As our ESOP continues to acquire shares, an increasing concentration  of our ownership will reside with our employees, including our executive officers.

It may be difficult for a third party to acquire us.

As an Arizona corporation, our articles of incorporation and Arizona law contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of our company, even when those attempts may be in the best interests of our shareholders.  Our articles of incorporation also authorize our board of directors, without shareholder approval, to issue one or more series of preferred stock, which could have voting, liquidation, dividend, conversion, or other rights that adversely affect or dilute the voting power of the holders of common stock.  See "Description of Capital Stock."

Our Stock Price has been, and will likely continue to be, highly volatile, which may negatively affect our ability to obtain financing in the future.

The market price of our stock has been and is likely to continue to be highly volatile due to the risks and uncertainties described in this section of the prospectus, as well as other factors, including:

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fluctuation in interest rates and other conditions that could adversely affect real estate values in general or the market for vacation ownership interests in particular;

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price and volume fluctuations in the stock market at large which do not relate to our operating performance; and

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any failure to meet market expectations.

From January 1, 2004 through November 9, 2004, the closing price of our common stock as reported on The American Stock Exchange ranged from a high of $15.90 to a low of $7.01.  As a result of this volatility, your investment in our stock is subject to substantial risk.  Furthermore, the volatility of our stock price could negatively impact our ability to raise capital in the future.

The stock market has from time to time experienced extreme price and volume fluctuations that are unrelated to the operating performance of particular companies. In the past, companies that have experienced volatility have sometimes been the subject of securities class action litigation. If litigation were instituted on this basis, it could result in substantial costs and a diversion of management's attention and resources.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC.  You should rely only on the information contained in this prospectus or incorporated herein by reference.  We have not authorized anyone else to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

We file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read, without charge, and copy the documents we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois.  You can request copies of these documents by writing to the SEC and paying a fee for the copying cost.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  Our SEC filings are also available to the public at no cost from the SEC's website at http://www.sec.gov.

We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"):

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our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

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our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

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our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004;

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our Current Report on Form 8-K filed on May 11, 2004;

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our Current Report on Form 8-K filed on October 14, 2004;

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our Current Report on Form 8-K filed on October 22, 2004;

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our Current Report on Form 8-K filed on November 10, 2004;

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our definitive Proxy Statement for our Annual Meeting of Shareholders held on
June 19, 2004; and

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the description of our no par value common stock contained in our Registration Statement on Form 8-A (File No. 001-13855) filed on February 4, 1998, which description was incorporated into such Registration Statement on Form 8-A by reference to the description under the heading "Description of ILX Securities and Pertinent Arizona Statutes" in the Prospectus that formed a part of our Registration Statement on Form S-1 (File No. 333-45403) filed on February 2, 1998, and any amendments or reports we may file with the SEC for purposes of updating such description.

The reports and other documents that we file after the date of this prospectus will update, supplement and supersede the information in this prospectus.  You may request and obtain a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

ILX Resorts Incorporated

2111 East Highland Avenue, Suite 210

Phoenix, Arizona 85016

Attn:  Joseph P. Martori

Phone:  (602) 957-2777

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act of 1934, as amended the "Exchange Act").  Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking.  These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plan," "project," "potential," "continuing," "ongoing," "expect," "believe," "intend," "could," "may," "should" and similar words or phrases.  Forward-looking statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them.

The risk factors beginning on page 5 of this prospectus set forth a discussion of certain factors that could cause our actual results to differ materially from the results projected or suggested in such forward-looking statements.  You should not place undue reliance on such forward-looking statements, and any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.  New factors emerge from time to time, and it is not possible for us to predict which factors will arise.  In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SELLING SHAREHOLDERS

We are registering for resale the shares covered by this prospectus on behalf of the shareholders identified below.  The shareholders acquired the resale shares from us in a private placement in exchange for total cash consideration of $3,742,002.  JMP Securities LLC assisted us in connection with selling the shares in the private placement and received fees totaling $243,230.  We are registering the shares to permit the shareholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a shareholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate.  The following table sets forth:

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the name of the shareholders;

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the number and percent of shares of our common stock that the shareholders beneficially owned prior to the offering for resale of the shares under this prospectus;

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the number of shares of our common stock that may be offered for resale for the account of the shareholders under this prospectus; and

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the number and percent of shares of our common stock to be beneficially owned by the shareholders after the offering of the resale shares (assuming all of the offered resale shares are sold by the shareholders).

The number of shares in the column "Number of Shares Being Offered" represents all of the shares that each stock holder may offer under this prospectus.  We do not know how long the shareholders will hold the shares before selling them or how many shares they will sell and we currently have no agreements, arrangements or understandings with any of the shareholders regarding the sale of any of the resale shares.  The shares offered by this prospectus may be offered from time to time by the shareholders listed below.

This table is prepared solely based on information supplied to us by the listed shareholders, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC, and assumes the sale of all of the resale shares.  The applicable percentages of beneficial ownership are based on an aggregate of 3,006,134 shares of our common stock issued and outstanding on September 30, 2004, plus the 415,778 shares issued to the selling shareholders in the private placement.

	Shares Beneficially Owned Prior to Offering		Number of Shares Being	Shares Beneficially Owned After Offering
Shareholders	Number	Percent	Offered	Number	Percent
DKR SoundShore Oasis Holding Fund Ltd.	20,000	*	20,000	0	*
Dolphin Offshore Partners, L.P.	110,000	3.2%	110,000	0	*
Nite Capital, L.P.	27,778	*	27,778	0	*
Nob Hill Capital Partners, L.P.	23,000	*	23,000	0	*
Schottenfeld Qualified Associates, L.P. (1)	35,000	1.0%	35,000	0	*
SRG Capital, LLC(2)	20,000	*	20,000	0	*
Western Reserve Hedged Equity, L.P.	23,660	*	23,660	0	*
Western Reserve Hedged Equity (AI), L.P.	1,340	*	1,340	0	*
Broadlawn Partners, L.P.	15,000	*	15,000	0	*
Belay Partners, L.P.	3,800	*	3,800	0	*
Belay Offshore, Ltd.	1,200	*	1,200	0	*
Enable Growth Partners, L.P. (3)	15,000	*	15,000	0	*
SR Capital Partners, LP(4)	12,724	*	12,724	0	*
SR Capital Offshore, Ltd.(4)	82,264	2.4%	82,264	0	*
Quantitative Capital Management, Ltd., SR Management Group(4)	3,444	*	3,444	0	*
Citi SR Capital Ltd.(4)	3,717	*	3,717	0	*
Lyxor/SR Capital Fund Limited(4)	8,169	*	8,169	0	*
Ivy MA Holdings 4, Ltd.(4)	9,682	*	9,682	0	*

* Less than one percent.

(1)

Richard Schottenfeld, Managing Member of the General Partner of Schottenfeld Qualified Associates, L.P., is also a registered representative and the Managing Member of Schottenfeld Group LLC, an NASD member firm.

(2)

An affiliate of SRG Capital, LLC owns a minority interest in a non-operational broker-dealer and NASD member.  SRG Capital, LLC has represented to ILX Resorts Incorporated that it acquired the shares of common stock in the ordinary course of business and that, at the time of such acquisition, it did not have any agreements or understandings, directly or indirectly, with any person to dispose of the shares of common stock, other than a commitment by ILX Resorts Incorporated to register the shares pursuant to a shelf registration statement.

(3)

Enable Growth Partners L.P. is affiliated with Enable Capital LLC, a registered broker-dealer.  Mitch Levine is the Managing Member of Enable Capital LLC and is also a principal in Enable Growth Partners L.P.’s general partner.  Enable Growth Partners L.P. is purchasing shares of ILX Resorts Incorporated for the sole benefit of the fund’s limited partners, and with no pre-existing, current or future intent to distribute shares of ILX Resorts Incorporated through Enable Capital LLC.  Enable Capital LLC is foreclosed from the same, insofar as it maintains no customer or client accounts.

(4)

John A. Levin & Co., Inc. is the investment manager of SR Capital Partners, LP, SR Capital Offshore, Ltd., Quantitative Capital Management, Ltd., SR Management Group, Citi SR Capital Ltd., Lyxor/SR Capital Fund Limited and Ivy MA Holdings 4, Ltd.  Levco Securities Inc., a registered broker-dealer, is a subsidiary of John A. Levin & Co., Inc.  Levco Securities Inc. does not engage in the business of underwriting. Each of SR Capital Partners, LP, SR Capital Offshore, Ltd., Quantitative Capital Management, Ltd., SR Management Group, Citi SR Capital Ltd., Lyxor/SR Capital Fund Limited and Ivy MA Holdings 4, Ltd. has represented to ILX Resorts Incorporated that the common stock held by them was purchased in the ordinary course of business and that, at the time of purchase of the common stock held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the shares of common stock held by them.

PLAN OF DISTRIBUTION

The selling shareholders may sell the shares being offered from time to time in one or more transactions:

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on the American Stock Exchange or otherwise pursuant to applicable law;

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in the over-the-counter market;

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in negotiated transactions;

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through broker-dealers, who may act as agents or principals;

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through one or more underwriters on a firm commitment or best efforts basis;

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through the writing of options on shares, whether the options are listed on an options exchange or otherwise; or

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a combination of such methods of sale.

 The selling shareholders may sell the shares at market prices prevailing at the time of sale, at prices related to those market prices or at negotiated prices. The selling shareholders also may sell the shares pursuant to Rule 144 adopted under the Securities Act, as permitted by that rule. The selling shareholders may effect transactions by selling shares directly to purchasers or to or through broker-dealers. The broker-dealers may act as agents or principals. The broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares. The compensation of any particular broker-dealer may be in excess of customary commissions. Because the selling shareholders and broker-dealers that participate with the selling shareholders in the distribution of shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. Any commissions received by them and any profit on the resale of shares may be deemed to be underwriting compensation.

The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

The shares will be sold through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

We will bear all costs, expenses and fees in connection with the registration of the shares. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The selling shareholders have agreed to indemnify certain persons, including broker-dealers and agents, against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

Upon notification to us by a selling shareholder that any material arrangement has been entered into with broker-dealers for the sale or purchase of shares, we will file a supplement or post-effective amendment to this prospectus, if required, disclosing:

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the name of the participating broker-dealers;

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the number of shares involved;

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the price at which such shares were sold;

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the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

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that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

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other facts material to the transaction.

In addition, upon being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement or post-effective amendment to this prospectus.

DESCRIPTION OF CAPITAL STOCK

We have authorized capital stock consisting of 30,000,000 shares of common stock, without par value, of which 3,006,134 shares were outstanding as of September 30, 2004, and 10,000,000 shares of preferred stock, $10.00 par value per share, of which 58,485 shares are outstanding as Series A Preferred Stock ("Series A Stock"), zero shares are outstanding as Series B Preferred Stock ("Series B Stock"), and 88,056 shares are outstanding as Series C Preferred Stock ("Series C Stock").  Additionally, as of September 30, 2004, there are options outstanding to purchase an aggregate of 19,200 shares of common stock at a weighted average price of $6.14 per share, an additional 80,800 shares are reserved for issuance under our 1995 Stock Option Plan, and 158,138 shares are reserved for issuance under our dividend reinvestment plan.

COMMON STOCK

Each share of our common stock entitles the holder thereof to one vote on all matters submitted to a vote of our shareholders, except that the election of directors is by cumulative voting to the extent and in the manner provided by Arizona law. In any election of directors, cumulative voting entitles each share of common stock to a total number of votes equal to the total number of directors to be elected.  Such votes may be cast for one or more directors as the shareholder desires.  No holder of our capital stock has any preemptive right to subscribe for or purchase additional shares of our stock.  Holders of common stock are entitled to share ratably in all dividends not attributable to the Series A or Series C Stock that are declared by the Board of Directors, and in all assets available for distribution upon liquidation after giving effect to the liquidation preferences of the Series A, Series B and Series C Stock.

SERIES A PREFERRED STOCK

The Series A Stock is non-voting (except as required by law) and entitled to an annual dividend of $.80 per share out of funds legally available therefor.  Dividends may not be paid on our common stock or Series C Stock until the Series A Stock sinking fund requirements and dividend payments are satisfied.  The sinking fund requires us to set aside quarterly payments equal to $100 for each unrescinded sale of a Sedona Vacation Club annual vacation ownership interest made during the preceding calendar quarter.  The Series A Stock has a liquidation preference of $10.00 per share that is senior to the liquidation preferences of the Series B and Series C Stock and the liquidation rights of our common stock.  The foregoing discussion of the Series A Stock is qualified in its entirety by reference to our Certificate of Designation of Series A and Series B Stock.

SERIES B PREFERRED STOCK

The Series B Stock is non-voting (except as required by law), has no dividend rights, and has a liquidation preference of $10.00 per share that is junior to the liquidation preference of the Series A Stock but senior to the liquidation preference of the Series C Stock and the liquidation rights of our common stock.  At the option of the holder, each share of Series B Stock may be converted into two-fifths of a share of our common stock, as adjusted for stock dividends, stock splits and the like. The foregoing discussion of the Series B Stock is qualified in its entirety by reference to our Certificate of Designation for Series A and Series B Stock.

SERIES C CONVERTIBLE PREFERRED STOCK

The Series C Stock is non-voting (except as required by law), has a liquidation preference of $10.00 per share that is junior to the liquidation preference of the Series A and Series B Stock but senior to the liquidation rights of our common stock and, when and as declared by our Board of Directors, is entitled to an annual dividend of $.60 per share out of funds legally available therefor that is payable prior to payment of any dividend on our common stock but subordinate and subject to the dividend rights of the Series A Stock.  The dividend right is not cumulative, except that (a) an amount equal to the unpaid portion of the Series C Stock dividend that would have been paid if declared in full by our Board of Directors each year during the 5 year period following the initial issue date of the Series C Stock with respect to shares of Series C Stock outstanding at liquidation is payable in cash with respect to such shares on liquidation and (b) on conversion, which is at the option of the holder (Series C conversion rights expire on October 31, 2004) (i) each share of Series C Stock is converted into one-third of a share of our common stock, as adjusted for stock dividends, stock splits and the like and (ii) the holder shall also receive that number of shares of our common stock determined by dividing (A) the amount of the Series C Stock dividend that would have been paid if declared in full by our Board of Directors each year during the 5 year period following the initial issue date of the Series C Stock with respect to shares of Series C Stock being converted by such holder, by

(B) $30.00, as adjusted for stock dividends, stock splits and the like.  The Series C Stock may be redeemed by us at any time at a price of $10.00 per share plus payment of all declared but unpaid dividends.  Shares of Series C Stock that are redeemed by us or converted by the holder may not be reissued and cease to be a part of our authorized shares.  The approval by holders of at least a majority of the outstanding Series C Stock is required to amend our Articles of Incorporation, Certificate of Designation of Series C Stock, and Bylaws in a manner adverse to the rights of the holders of Series C Stock.  The foregoing discussion of the Series C Stock is qualified in its entirety by our Certificate of Designation for Series C Stock.

Arizona Corporate Takeover Act and Certain Charter Provisions

We are subject to the provisions of the Arizona Corporate Takeover Act.  The Arizona Corporate Takeover Act and certain provisions of our articles of incorporation and bylaws, as summarized in the following paragraphs, may have the effect of discouraging, delaying, or preventing hostile takeovers (including those that might result in a premium over the market price of our common stock), or discouraging, delaying, or preventing changes in control or management of our company.

Arizona Corporate Takeover Act

Article 1 of the Arizona Corporate Takeover Act is intended to restrict "greenmail" attempts by prohibiting us from purchasing any shares of our capital stock from any beneficial owner of more than 5% of the voting power of our company at a per share price in excess of the average market price during the 30 trading days prior to the purchase,

•

the 5% owner has beneficially owned the shares to be purchased for a period of at least three years prior to the purchase;

•

a majority of our shareholders (excluding the 5% owner, its affiliates or associates, and any officer or director of our company) approves the purchase; or

•

we make the offer available to all holders of shares of our capital stock.

Article 2 of the Arizona Corporate Takeover Act is intended to discourage the direct or indirect acquisition by any person of beneficial ownership of our shares (other than an acquisition of shares from us) that would constitute a control share acquisition. A “control share acquisition” is defined as an acquisition of shares by any person, when added to other shares of our company beneficially owned by such person, immediately after the acquisition entitle such person to exercise or direct the exercise of

•

at least 20% but less than 33 1/3%;

•

at least 33 1/3% but less than or equal to 50%; or

•

more than 50% of the voting power of our capital stock.

The Arizona Corporate Takeover Act (1) gives our shareholders other than any person that makes or proposes to make a control share acquisition or our company’s directors and officers the right to limit the voting power of the shares acquired by the acquiring person that exceed the threshold voting ranges described above, other than in the election of directors, and (2) gives us the right to redeem such shares from the acquiring person at a price equal to their fair market value under certain circumstances.

Article 3 of the Arizona Corporate Takeover Act is intended to discourage us from entering into certain mergers, consolidations, share exchanges, sales or other dispositions of our assets, liquidation or dissolution of our company, reclassification of securities, stock dividends, stock splits, or other distribution of shares, and certain other transactions with any interested shareholder (as defined in the takeover act) or any of the interested shareholder’s affiliates for a period of three years after the date that the interested shareholder first acquired the shares of common stock that qualify such person as an interested shareholder, unless either the business combination or the interested shareholder’s acquisition of shares is approved by a committee of our board of directors (comprised of disinterested directors or other persons) prior to the date on which the interested shareholder first acquired the shares that qualify such person as an interested shareholder. In addition, Article 3 prohibits us from engaging in any business combination with an interested shareholder or any of the interested shareholder’s affiliates after such three-year period unless

•

the business combination or acquisition of shares by the interested shareholder was approved by our board of directors prior to the date on which the interested shareholder acquired the shares that qualified such person as an interested shareholder;

•

the business combination is approved by our shareholders (excluding the interested person or any of its affiliates) at a meeting called after such three-year period; or

•

the business combination satisfies each of certain statutory requirements.

Article 3 defines an “interested shareholder” as any person (other than us and our subsidiaries) that either (a) beneficially owns 10% or more of the voting power of our outstanding shares, or (b) is an affiliate or associate of our company and who, at any time within the three-year period preceding the transaction, was the beneficial owner of 10% or more of the voting power of our outstanding shares.

Certain Charter Provisions

In addition to the provisions of the Arizona Corporate Takeover Act described above, our articles of incorporation and bylaws contain a number of provisions relating to corporate governance and the rights of shareholders. These provisions include the following:

•

the authority of our board of directors to fill vacancies on the board of directors;

•

the authority of our board of directors to issue preferred stock in series with such voting rights and other powers as our board of directors may determine;

•

a provision that, unless otherwise prohibited by law, special meetings of the shareholders may be called only by the president of our company, our board of directors, or by holders of not fewer than 10% of all shares entitled to vote at the meeting; and

•

a provision for cumulative voting in the election of directors, pursuant to Arizona law.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the resale shares by the shareholders.  All proceeds from the sale of the resale shares will be solely for the accounts of the shareholders.

LEGAL MATTERS

Certain legal matters relating to validity of the shares of common stock offered hereby will be passed upon for us by Osborn Maledon, P.A., Phoenix, AZ.

EXPERTS

The consolidated balance sheets of ILX Resorts Incorporated and subsidiaries as of December 31, 2002 and December 31, 2003 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2003, incorporated by reference in this prospectus and registration statement, have been included in reliance upon the report of Hansen, Barnett & Maxwell, independent registered certified public accountants, given on the authority of that firm as experts in accounting and auditing.

________________________________

415,778 Shares
of Common Stock

ILX Resorts Incorporated

_______________________________

Prospectus

________________________________

November ___, 2004

2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by ILX Resorts Incorporated (the “Registrant” or the “Company”).  All of such fees and expenses, except for the SEC Registration Fee, are estimated:

SEC registration fee	$710
Transfer agent’s fees and expenses	$500
Legal fees and expenses	$80,000
Printing fees and expenses	$1,000
Accounting fees and expenses	$10,000
Blue sky filing fees	$2,000
American Stock Exchange listing fee	$8,000
Miscellaneous fees and expenses	$1,000

Item 15.  Indemnification of Officers and Directors

Indemnification Required by the Registrants’ Articles of Incorporation

Article 13 of the Registrant's Articles of Incorporation, as amended (the "Articles of Incorporation") provides, under certain circumstances, for the indemnification of the Registrant's officers and directors against liabilities they may incur in such capacities.  In general, Article 13 requires the Registrant to indemnify, to the fullest extent permitted by Arizona law, each director and officer of the Registrant against any damage, judgment amount paid in settlement, fine, penalty, punitive damages, excise tax, or cost or expense (including attorneys' fees and disbursements) that were incurred in connection with a proceeding to which such director or officer was a party by reason of the fact that such officer or director was acting on behalf of the Registrant, unless indemnification is expressly prohibited by applicable law.  However, Article 13 prohibits the Registrant from indemnifying a director or officer for any liability incurred in a proceeding initiated (or participated in as an intervenor or amicus curiae) by the officer or director seeking indemnification unless such initiation or participation is authorized by the affirmative vote of a majority of the directors in office.

Article 13 requires the Registrant to advance funds to pay the expenses of any officer or director involved in a proceeding, provided that such expenses are incurred in good faith and the Registrant receives an undertaking that the individual will repay the funds if it is ultimately determined that he or she is not entitled to indemnification. The indemnification rights granted to the Registrant's officers and directors are deemed to be a legally binding contract between the Registrant and each such officer and director. Any repeal, amendment or modification of Article 13 of the Articles of Incorporation shall be effective prospectively and shall not affect any prior rights or obligations concerning the indemnification of the Registrant's officers and directors.

Article 14 of the Articles of Incorporation provides that directors of the Company shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty.  However, this provision does not eliminate or limit the liability of a director for breach of the director's duty of loyalty to the Company or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

Indemnification Required by the Registrant’s Bylaws

Article X of the Registrant's Amended and Restated Bylaws requires the Registrant to indemnify its officers, directors, employees, and agents against all expenses incurred by them in connection with any legal action, including shareholder derivative suits, based on any action or omission alleged to have been committed while acting within the scope of such relationship to the Registrant. Any such claim for indemnification is subject to the good faith determination by the Board of Directors that the person seeking indemnification did not act, fail to act, or refused to act willfully or with gross negligence or with fraudulent or criminal intent. Upon making such determination, indemnification is mandatory unless the person seeking indemnification unreasonably shall refuse to permit the Registrant, at its own expense and through counsel of its choosing, to defend him or her in the subject action.

Indemnification under Arizona Law

The Arizona Business Corporation Act was amended subsequent to the date on which the Registrant adopted its Articles of Incorporation and Amended and Restated Bylaws. The following paragraphs summarize the indemnification provisions of the Business Corporation Act, as currently in effect.

Required Indemnification

The Business Corporation Act requires the Registrant to indemnify all "Outside Directors," as defined below, against "liability," as defined below, and requires the Registrant to pay expenses to Outside Directors in advance of a final disposition of the proceeding if (1) the director furnishes to the Registrant a written affirmation (an "Affirmation") of his or her good faith belief that (i) his or her conduct was in good faith, (ii) he or she reasonably believed that the conduct was in the best interests of the Registrant or at least not opposed to the Registrant's best interests, and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe the conduct was unlawful (the "Standard of Conduct"), and (2) the director provides the Registrant with a written undertaking (an "Undertaking") to repay the advance if it ultimately is determined that the director did not meet the Standard of Conduct.  However, the Business Corporation Act prohibits the Registrant from advancing expenses to an Outside Director if a court determines before payment that the director failed to meet the Standard of Conduct and a court does not otherwise authorize indemnification.

The Business Corporation Act also requires the Registrant to indemnify against reasonable "expenses," as defined below, any director (or officer who is not a director) who is the prevailing party in the defense of any proceeding to which the director (or officer) is a party because such person is or was a director (or officer) of the Registrant.

Optional Indemnification

The Business Corporation Act permits the Registrant to provide in its Articles of Incorporation for mandatory or permissive indemnification of a director against liability to any person for any action taken, or any failure to take any action, as a director, except liability for the amount of a financial benefit received by a director to which the director is not entitled, an intentional infliction of harm on the Registrant or its shareholders, an illegal dividend, distribution or redemption, or an intentional violation of criminal law.  However, the Business Corporation Act provides that the Registrant may not indemnify a director unless the Registrant is authorized in the specific case after a determination has been made by either (a) a majority of the members of the Board of Directors who are not at the time parties to the proceeding, (b) special legal counsel, or (c) the shareholders of the Registrant (excluding shares owned by or voted under the control of directors who are at the time parties to the proceeding) that the director has met the Standard of Conduct (a "Determination").   The Business Corporation Act also prohibits the Registrant from indemnifying a director in connection with a proceeding by or in the right of the Registrant in which the director is adjudged liable to the Registrant, or in connection with a proceeding in which the director was adjudged liable on the basis that the director improperly received a personal benefit.  The Business Corporation Act also permits the Registrant to pay for or reimburse reasonable expenses to a director in advance of a final disposition of the proceeding, but only if the director furnishes to the Registrant an Affirmation (or the proceeding involves liability for monetary damages for breach of fiduciary duty which has been eliminated in the Registrant's Articles of Incorporation in accordance with Arizona law) and an Undertaking.

The Business Corporation Act also permits the Registrant to indemnify against liability and advance expenses to any officer who is not a director (or is a director but the basis on which the officer is made a party to the proceeding is an act or omission solely as an officer) to the same extent as to a director, or, more broadly, if so provided in the Registrant's Articles of Incorporation or Bylaws, or by resolution of the Board or contract.  However, the Business Corporation Act prohibits the Registrant from indemnifying such officers against liability in connection with a proceeding by or in the right of the Registrant other than for reasonable expenses incurred in connection with the proceeding, or against liability arising out of conduct that constitutes receipt by the officer of a financial benefit to which the officer is not entitled, an intentional infliction of harm on the Registrant or its shareholders, or any intentional violation of criminal law.  The Business Corporation Act does not limit the Registrant's power to indemnify or advance expenses on behalf of an employee or agent.

Court Ordered Indemnification

The Business Corporation Act provides that, unless a Registrant's Articles of Incorporation provide otherwise, a director or officer of the Registrant may apply to a court for indemnification or advance of expenses, in which case the court may, subject to certain conditions, order the Registrant to indemnify such person for part or all of the person's liability and expenses.

Definitions

The Business Corporation Act defines "Outside Director" to mean a director who, when serving as a director, was not an officer, employee or holder of more than 5% of the outstanding shares of any class of stock of the Registrant.  "Liability" under the Business Corporation Act means the obligation to pay a judgment, settlement, penalty or fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding and includes obligations and expenses that have not yet been paid by the indemnified person but that have been or may be incurred. The Business Corporation Act defines "expenses" as attorney fees and all other costs and expenses reasonably related to a proceeding.

Securities and Securities and Exchange Commission Position Regarding Indemnification Liabilities Arising Under the Securities Act

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 16.  Exhibits

a)

Exhibits.

Exhibit Number	Description of Document
5.1	Opinion of Osborn Maledon, P.A.
10.1*	Form of Purchase Agreement by and among ILX Resorts Incorporated and the purchasers set forth on the signature pages thereto.
23.1	Consent of Osborn Maledon, P.A. (included in Exhibit 5.1).
23.2	Consent Hansen, Barnett & Maxwell, independent registered certified public accountants for the Registrant.
24	Power of Attorney. Reference is made to page II-4.

*Incorporated by reference to ILX Resorts Incorporated Current Report on Form 8-K filed November 10, 2004.

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by these subparagraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Phoenix, State of Arizona, on the 10th day of November 2004.

ILX Resorts Incorporated

By:  /s/   Joseph P. Martori

Joseph P. Martori

Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph P. Martori and Nancy J. Stone, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

/s/ Joseph P. Martori Joseph P. Martori	Chairman of the Board and Chief Executive Officer (principal executive officer)	November 10, 2004
/s/ Nancy J. Stone Nancy J. Stone	President, Chief Operating Officer and Director	November 10, 2004
/s/ Margaret M. Eardley Margaret M. Eardley	Executive Vice President and Chief Financial Officer (principal financial officer)	November 10, 2004
/s/ Taryn L. Chmielewski Taryn L. Chmielewski	Vice President and Chief Accounting Officer (principal accounting officer)	November 10, 2004
/s/ Edward S. Zielinski Edward S. Zielinski	Executive Vice President and Director	November 10, 2004
/s/ Joseph P. Martori, II Joseph P. Martori, II	Executive Vice President and Director	November 10, 2004
/s/ Steven R. Chanen Steven R. Chanen	Director	November 10, 2004
/s/ Patrick J. McGroder III Patrick J. McGroder III	Director	November 10, 2004
/s/ Steven A. White Steven A. White	Director	November 10, 2004
/s/ Wayne M. Greenholtz Wayne M. Greenholtz	Director	November 10, 2004
/s/ James W. Myers James W. Myers	Director	November 10, 2004

INDEX TO EXHIBITS

Exhibit Number	Description of Document
5.1	Opinion of Osborn Maledon, P.A.
10.1*	Form of Purchase Agreement by and among ILX Resorts Incorporated and the purchasers set forth on the signature pages thereto.
23.1	Consent of Osborn Maledon, P.A. (included in Exhibit 5.1).
23.2	Consent Hansen, Barnett & Maxwell, independent registered certified public accountants for the Registrant.
24	Power of Attorney. Reference is made to page II-4.

*Incorporated by reference to the Current Report on Form 8-K filed on November 10, 2004.